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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 26, 1999


          BFX HOSPITALITY GROUP, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

     FORT WORTH - FEBRUARY 26, 1999 - BFX HOSPITALITY GROUP, INC. (AMEX: BFX), announced today that its Board of Directors has adopted a Stockholder Rights Plan in which rights to purchase shares of preferred stock will be distributed at the rate of one Right for each common share held as of the close of business on March 8, 1999. This Shareholder Rights Plan replaces a similar plan which expired in July 1998.

The Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent an acquiror from gaining control of BFX without offering a fair price to all of BFX's stockholders.

Robert H. McLean, Chairman, President and Chief Executive Officer of BFX, said:
"We believe that this Plan protects the interests of our stockholders in the event that they and BFX are confronted with coercive or unfair takeover tactics including offers that do not treat all stockholders equally, the acquisition in the open market of shares constituting control without offering fair value to all stockholders and other coercive or unfair tactics that could impair the Board's ability to represent the stockholders' interests fully."

McLean added: "The Plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders, and will not do so. The Plan is designed to deal with the serious problem of unilateral actions by hostile acquirors that are calculated to deprive a company's board and its stockholders of their ability to determine the destiny of the Company."

Each Right will entitle holders of the Company's common stock to buy one one-hundredth of an interest in a share of Series B Junior Preferred Stock of the Company at an exercise price of $7.50. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of BFX common shares or announces a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the common shares. Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights have no voting power and will expire on March 8, 2009.

If any person (excluding the Company, its subsidiaries, Company benefit plan related holders and Robert H. McLean and his affiliates) becomes the beneficial owner of 15% or more of BFX common shares, each Right not owned by such person or related parties will enable its holder to purchase, at the Right's then-current exercise price, shares of common stock of the Company (or, in certain circumstances as determined by the Board, a combination of cash, property, common shares or other securities) having a value of twice the Right's exercise price. In addition, if the Company is involved in a merger or other business combination transaction with another person in which its common
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shares are changed or converted, or sells 50% or more of its assets to another person, each Right that has not previously been exercised will entitle its holder to purchase, at the Right's then-current exercise price, common shares of such other person having a value of twice the Right's exercise price.

The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth business day following public announcement that a 15% position has been acquired.

Details of the Stockholder Rights Plan will be outlined in a letter which will be mailed to all BFX stockholders.